UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 28, 2009

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Amendment to Performance Restricted Stock Unit Agreements
     On May 28, 2009, the Compensation Committee of the Board of Directors of Atmel Corporation (the “Company”) adopted amendments to the performance restricted stock unit (“RSU”) agreements for use under the Company’s 2005 Stock Plan. The performance RSU agreements provide for the grant of a maximum number of RSUs that will be paid out in shares of the Company’s common stock (the “performance shares”) after the applicable operating margin performance criteria have been met. The amendments apply to currently outstanding performance shares, as well as performance shares that may be granted in the future. Pursuant to the amendments:
     Performance period. The performance RSU agreements provide for eighteen quarterly performance periods beginning July 1, 2008, and ending December 31, 2012.
     Time-Based Vesting Following Change of Control. If a change of control (as such term is defined in the performance RSU agreements) occurs during the performance period, the performance period will be deemed to end immediately prior to the change of control, and up to 50% of the maximum number of performance shares subject to the performance RSU agreements (or a lesser amount if the recipient had previously vested in more than 50% of such maximum number) will convert to a time-based vesting schedule as specified in the performance RSU agreements.
     Treatment Upon Termination Following Change of Control. Generally, performance shares that have not vested by the time of a recipient’s termination of service with the Company will be forfeited. However, the performance RSU agreements provide that in the event that, within three (3) months before or eighteen (18) months following a change in control, a recipient incurs a termination of service either (i) by the Company due to death, disability or any reason other than for cause (as such term is defined in the performance RSU agreements), or (ii) by the recipient for good reason (as such term is defined in the performance RSU agreements), then all then unvested shares subject to the performance RSU agreement will fully vest.
Amendment and Restatement of Employment Agreement
     On June 3, 2009, the Company and Steven Laub, the Company’s President and Chief Executive Officer, entered into an amendment and restatement (the “Amendment”) of Mr. Laub’s employment agreement with the Company dated as of August 6, 2006, as previously amended on March 13, 2007 and December 30, 2008 (the “Employment Agreement”). The Amendment, among other things, amends the severance benefits payable to Mr. Laub. Pursuant to the Amendment:
     If Mr. Laub’s employment is terminated by the Company without cause or is due to death or disability or Mr. Laub resigns for good reason and such termination, death, disability or resignation is not in connection with a change of control, then Mr. Laub will receive: (i) a lump sum payment on the 96th day following termination of employment equal to (A) his base salary for 24 months and (B) 100% of his target annual incentive; (ii) 12 months of accelerated vesting with respect to his outstanding unvested equity awards (other than the award of performance-based restricted stock units granted to Mr. Laub on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting in connection with certain terminations of employment); and (iii) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months, payable when such premiums are due.
     If Mr. Laub’s employment is terminated by the Company without cause or is due to death or disability or Mr. Laub resigns for good reason, in each case within three months prior to or 18 months following a change of control, then Mr. Laub will receive: (i) a lump sum payment on the 96th day following termination of employment equal to (A) his base salary for 36 months and (B) 300% of his target annual incentive; (ii) accelerated vesting with respect to 100% of his then outstanding unvested equity awards (other than the award of performance-based restricted stock units granted to Mr. Laub on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting following a change of control); (iii) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months, payable when such premiums are due; and (iv) transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the change of control.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION
Date: June 3, 2009	By:	/s/ Stephen Cumming
Stephen Cumming
Vice President Finance and Chief Financial Officer